EXHIBIT 99.1

QCR Holdings, Inc. Announces Record Net Income of $2.7 Million for Fourth Quarter of 2011, and Record Net Income of $9.7 Million for the Year

MOLINE, Ill., Jan. 30, 2012 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $2.7 million for the quarter ended December 31, 2011, or diluted earnings per common share of $0.35 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended September 30, 2011, the Company reported net income of $2.2 million, or diluted loss per common share of ($0.01) after preferred stock dividends of $2.2 million, which included $1.2 million of accelerated discount accretion on the repurchased Treasury Capital Purchase Program ("TCPP") preferred shares. For the fourth quarter of 2010, the Company reported net income of $1.5 million, or diluted earnings per common share of $0.11 after preferred stock dividends of $1.0 million.

Annual Earnings Up 47% from Prior Year

For the year ended December 31, 2011, the Company reported net income of $9.7 million, or diluted earnings per common share of $0.92 after preferred stock dividends of $5.3 million. As mentioned above, these dividends included $1.2 million of accelerated discount accretion on the repurchased TCPP preferred shares. For the same period in 2010, the Company reported net income of $6.6 million, or diluted earnings per share of $0.53 after preferred stock dividends of $4.1 million.

"We are pleased with our record earnings for the fourth quarter and the year," stated Douglas M. Hultquist, President and Chief Executive Officer. "Excluding the impact of the accelerated discount accretion on the repurchased TCPP preferred shares, a one time event, our earnings per share on a diluted basis would be approximately $1.18 for the year. These results are commendable considering the challenging economic and regulatory backdrop facing our industry today. Our talented teams of bankers continue to focus on retention and growth of clients based on relationships and this has translated over to our bottom-line. Execution of our relationship-based model, improving efficiency ratios, and continued improvement in asset quality will continue to be a key focus for our Company."

Net Interest Income Grew 9% in 2011

The Company's net interest income for the current quarter totaled $14.2 million, which is an increase of 2% over the prior quarter, and an increase of 15% over the fourth quarter of 2010. For the year ended December 31, 2011, the Company's net interest income was $54.1 million, which is an increase of $4.3 million, or 9%, over the same period of 2010. Net interest margin was 3.08% for the year ended December 31, 2011, which compares favorably to a net interest margin of 2.92% for the same period of 2010.

Mr. Hultquist added, "We are pleased with our growth in net interest income and net interest margin during the fourth quarter and over the course of the year. Considering we continue to operate in an environment of historically low interest rates and a flattening yield curve, these results show solid improvement. Continued weak loan demand has led to declines in interest income levels over the year, but this trend has recently reversed with some modest loan growth over the second half of 2011. Additionally, we continue to have success in growing deposits at reduced pricing which has helped to continue the shift in our funding mix from higher cost wholesale funds to lower cost deposits. As a result, interest expense is down 22% year over year, and our cost of funds fell from 2.08% in 2010 to 1.65% for 2011."

Nonperforming Assets Flat During Fourth Quarter and Down 19% Year Over Year

Nonperforming assets at December 31, 2011 were $40.5 million, flat compared to the prior quarter, and down $9.5 million, or 19%, from December 31, 2010. With growth in total assets of 4% during the quarter, the ratio of nonperforming assets-to-total assets declined to 2.06% at December 31, 2011 from 2.13% at September 30, 2011. For additional comparison, nonperforming assets were 2.73% of total assets at December 31, 2010. Historically, the large majority of the Company's nonperforming assets have consisted of nonaccrual loans/leases and other real estate owned. During the fourth quarter, there was a significant shift in the mix of nonperforming assets with nonaccrual loans/leases declining $10.0 million, or 35%, and accruing troubled debt restructurings ("TDRs") increasing $9.2 million.

Provision for loan/lease losses totaled $1.4 million for the fourth quarter of 2011, a decrease of $1.0 million over the prior quarter, and a decrease of $1.6 million from the fourth quarter of 2010. With net charge-offs totaling $2.2 million partially offset by provision for loan/lease losses of $1.4 million, the Company's allowance for loan/lease losses to total loans/leases declined to 1.56% at December 31, 2011, from 1.63% at September 30, 2011, and from 1.74% at December 31, 2010.

"Although our nonperforming assets remain flat, the shift in mix from nonaccrual loans to accruing TDRs is favorable as the latter are performing on the restructured terms and accruing interest income," stated Mr. Hultquist. "In general, our loan quality continues to improve as evidenced by the trend in our criticized loans which declined 15% during the fourth quarter and 26% from the end of 2010. Our levels of provision declined during the quarter and the year as a result of the impact of these improving trends in loan quality which offset the impact of our net loan growth. Loan and asset quality continues to be a top priority."

During the fourth quarter of 2011, the Company's total assets increased $67.7 million, or 4%. The Company continued to grow its securities portfolio with an increase of $39.3 million, or 7%. The Company's liquid assets (cash, federal funds sold, and deposits at other financial institutions) increased $24.8 million, or 33%, as on balance sheet liquidity remains strong. Lastly, the Company grew loans/leases by $3.2 million. This asset growth was funded primarily by increases in federal funds purchased ($61.6 million) and customer repurchase agreements ($8.4 million). The large increase in federal funds purchased was temporary and the result of short-term fluctuation in noninterest-bearing correspondent deposit balances for several customers over the end of the year.

"Although the net loan/lease growth during the fourth quarter was modest, it does mark three consecutive quarters of net loan/lease growth which is favorable as we continue to face a challenging economic and competitive landscape for lending," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

"As of December 31, 2011, the Company reported its qualified small business lending in accordance with SBLF guidelines and calculated a net decline from the baseline of $67.5 million, or 16%," Mr. Gipple continued. "As a result of the net decline position, the dividend rate on the SBLF preferred stock remains at 5%. The decline is primarily a function of the residual impact of the economic downturn on our communities over the recent years; specifically, loan demand weakened whereby originations were outpaced by payments and maturities. Many of our small business clients are not currently utilizing their revolving lines of credit and as a result, our line utilization is at historically low levels. Although we've experienced a net decline in qualified small business lending over the baseline, it is important to note that at year-end we had $57.0 million of qualifying small business loans that were originated in 2010 and 2011 and where a majority portion is guaranteed by the government, typically SBA or USDA. The government guaranteed portion totaled $47.1 million, some of which management determined to sell at a premium, and is not eligible per SBLF guidelines; however, it is still strong evidence that we are continuing to support the lending needs of the small businesses in our markets. Despite the net decline thus far, we are well positioned to continue to support small businesses and intend to grow small business loans without sacrificing our high standards for quality."

Noninterest-Bearing Deposits Grew 29% during 2011

Mr. Gipple added, "Despite the temporary decline of certain correspondent bank deposits over the end of the year, we continue to grow our noninterest-bearing deposits. Specifically, our noninterest-bearing deposits have grown $80.4 million, or 29%, during 2011, and $30.5 million, or 9%, in the fourth quarter. Overall, we continue to focus on growing core deposits and reducing our reliance on brokered and other time deposits as well as wholesale funding. The latter tend to be higher cost of funds and our successful execution of this shift in mix in 2011 has translated to a reduction in cost of funds and interest expense."

Capital Levels Remain Very Strong

As of December 31, 2011, the Company and subsidiary banks continued to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies. "Although we continue to focus on maintaining our strong total capital position," stated Mr. Gipple, "we do understand the importance of the mix of capital. While we remain strongly committed to self-generating the capital necessary to fully redeem the SBLF capital, without a dilutive common equity raise, our current level of preferred capital does provide financial leverage that is contributing to very strong growth in earnings per share for our common shareholders."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.11 billion at December 31, 2011, which was an increase of $87.8 million, or 9%, from December 31, 2010. Loans/leases increased $20.9 million, or 3%, in 2011. The bank's securities portfolio grew $105.2 million, or 39%, to $374.6 million as the bank invested excess liquidity and decreased its federal funds sold position by $37.8 million. The bank continues to expand its deposit portfolio as total deposits grew $31.4 million, or 5%, during 2011. Specifically, the bank continues to have success growing its correspondent banking business as noninterest-bearing correspondent deposits grew $68.3 million, or 85%, to $149.1 million at December 31, 2011. As a result of short-term declines in select correspondent bank deposits over the end of the year, the bank's federal funds purchased position increased temporarily. The bank realized net income of $8.8 million for the year ended December 31, 2011, which is an increase of $2.0 million, or 29%, from net income of $6.8 million for the same period of 2010.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $11.1 million, or 13%, during 2011. Further, m2 realized pre-tax net income of $2.1 million for the year ended December 31, 2011, which is more than double the pre-tax net income of $853 thousand for the same period of 2010.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $560.1 million at December 31, 2011, which was an increase of $13.3 million, or 2%, from December 31, 2010. During 2011, loans declined $18.7 million, or 5%, as loan demand remains weak. As a result, the bank grew its securities portfolio $39.4 million, or 35%, as it invested some of its excess liquidity.  The net growth was funded by deposits as total deposits grew $40.0 million, or 13%. Partially offsetting the deposit growth, the bank's borrowing position declined $28.2 million, or 17%. The bank realized net income of $5.2 million for the year ended December 31, 2011, which is a 44% increase over the $3.6 million of net income for the same period of 2010.

  Rockford Bank & Trust, which opened in 2005, had total assets of $294.4 million at December 31, 2011, which was an increase of $23.0 million, or 9%, from December 31, 2010. During 2011, the bank grew loans $25.8 million, or 13%. The majority of this loan growth was funded by deposits which grew $23.4 million, or 12%. The bank realized net income of $412 thousand for the year ended December 31, 2011. By comparison, the bank reported net income of $811 thousand for the same period of 2010. The variance is wholly the result of increased provision in 2011 for a few nonperforming commercial loans.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2011	2011	2010
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,966,610	$ 1,898,960	$ 1,836,635
Securities	$ 565,229	$ 525,912	$ 424,847
Total loans/leases	$ 1,200,745	$ 1,197,582	$ 1,172,539
Allowance for estimated loan/lease losses	$ 18,789	$ 19,578	$ 20,365
Total deposits	$ 1,205,458	$ 1,207,469	$ 1,114,816
Total borrowings	$ 590,603	$ 524,551	$ 566,060
Total stockholders' equity	$ 144,433	$ 143,169	$ 132,571
Common stockholders' equity *	$ 81,047	$ 77,529	$ 70,357
Common shares outstanding	4,758,189	4,747,234	4,611,182
Book value per common share	$ 17.03	$ 16.33	$ 15.26
Closing stock price	$ 9.10	$ 8.77	$ 7.14
Market capitalization	$ 43,300	$ 41,633	$ 32,924
Market price/book value	53.43%	53.70%	46.80%
Full time equivalent employees	355	358	350
Total risk-based capital ratio	13.70% **	14.01%	13.70%
Tier 1 risk-based capital ratio	12.11% **	12.42%	12.12%
Tier 1 leverage capital ratio	8.70% **	8.88%	8.71%

* Includes noncontrolling interests and accumulated other comprehensive income
**Subject to change upon final calculation for regulatory filings due after earnings release

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2011	2011	2010
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 18,995	$ 29,006	$ 37,427
Accruing loans/leases past due 90 days or more	1,111	333	320
Troubled debt restructures - accruing	11,904	2,675	3,405
Other real estate owned	8,386	8,288	8,535
Other repossessed assets	109	160	366
Total nonperforming assets	$ 40,505	$ 40,462	$ 50,053

Net charge-offs (calendar year-to-date)	$ 8,192	$ 5,983	$ 9,604

Loan/lease mix:
Commercial and industrial loans	$ 350,794	$ 363,998	$ 365,625
Commercial real estate loans	577,804	568,487	553,717
Direct financing leases	93,212	88,893	83,010
Residential real estate loans	98,107	94,073	82,197
Installment and other consumer loans	78,223	79,893	86,240
Deferred loan/lease origination costs, net of fees	2,605	2,238	1,750
Total loans/leases	$ 1,200,745	$ 1,197,582	$ 1,172,539

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 428,955	$ 414,784	$ 402,225
U.S. government sponsored residential mortgage-backed securities	108,854	83,452	70
Municipal securities	25,689	25,991	20,603
Other securities, including held-to-maturity	1,731	1,685	1,949
Total securities	$ 565,229	$ 525,912	$ 424,847

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 357,184	$ 326,710	$ 276,827
Interest-bearing	848,274	880,759	837,989
Total deposits	$ 1,205,458	$ 1,207,469	$ 1,114,816

Interest-bearing deposit mix:
Nonmaturity deposits	$ 510,237	$ 528,552	$ 459,978
Certificates of deposit	293,126	304,674	312,656
Brokered certificates of deposit	44,911	47,533	65,355
Total interest-bearing deposits	$ 848,274	$ 880,759	$ 837,989

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 204,750	$ 204,750	$ 238,750
Wholesale structured repurchase agreements	130,000	135,000	135,000
Customer repurchase agreements	110,236	101,886	118,905
Federal funds purchased	103,300	41,700	22,250
Junior subordinated debentures	36,085	36,085	36,085
Other	6,232	5,130	15,070
Total borrowings	$ 590,603	$ 524,551	$ 566,060

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 19,640	$ 19,570	$ 19,522	$ 77,723	$ 80,097
Interest expense	5,484	5,741	7,173	23,578	30,233
Net interest income	14,156	13,829	12,349	54,145	49,864
Provision for loan/lease losses	1,419	2,457	3,050	6,616	7,464
Net interest income after provision for loan/lease losses	12,737	11,372	9,299	47,529	42,400
Noninterest income	3,896	4,335	4,678	17,462	15,406
Noninterest expense	12,651	12,773	11,759	50,993	48,549
Net income before taxes	3,982	2,934	2,218	13,998	9,257
Income tax expense	1,123	667	549	3,868	2,449
Net income	$ 2,859	$ 2,267	$ 1,669	$ 10,130	$ 6,808
Less: Net income attributable to noncontrolling interests	130	104	126	438	221
Net income attributable to QCR Holdings, Inc.	$ 2,729	$ 2,163	$ 1,543	$ 9,692	$ 6,587

Less: Preferred stock dividends ****	1,028	2,188	1,029	5,284	4,128
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$ 1,701	$ (25)	$ 514	$ 4,408	$ 2,459

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$ 0.36	$ (0.01)	$ 0.11	$ 0.93	$ 0.54
Diluted ***	$ 0.35	$ (0.01)	$ 0.11	$ 0.92	$ 0.53

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.93	$ 0.68	$ 0.54

AVERAGE BALANCES
Assets	$ 1,949,690	$ 1,904,348	$ 1,861,827	$ 1,907,038	$ 1,839,316
Loans/leases	$ 1,196,827	$ 1,190,313	$ 1,119,739	$ 1,177,705	$ 1,122,466
Deposits	$ 1,248,249	$ 1,212,112	$ 1,184,925	$ 1,209,787	$ 1,209,587
Total stockholders' equity	$ 141,955	$ 139,004	$ 133,573	$ 136,700	$ 131,066
Common stockholders' equity	$ 79,288	$ 77,529	$ 71,890	$ 75,702	$ 68,687

KEY RATIOS
Return on average assets (annualized)	0.56%	0.45%	0.33%	0.51%	0.36%
Return on average common equity (annualized) **	8.58%	-0.13%	2.86%	5.82%	3.58%
Price earnings ratio LTM *	9.78 x	12.90 x	13.22 x	9.78 x	13.22 x
Net interest margin (TEY)	3.18%	3.16%	2.87%	3.08%	2.92%
Nonperforming assets / total assets	2.06%	2.13%	2.73%	2.06%	2.73%
Net charge-offs / average loans/leases	0.18%	0.23%	0.22%	0.70%	0.79%
Allowance / total loans/leases	1.56%	1.63%	1.74%	1.56%	1.74%
Efficiency ratio	70.08%	70.32%	69.06%	71.21%	74.38%

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
*** In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share if the numerator is a net loss.
**** For the quarter ended September 30, 2011 and the year ended December 31, 2011, includes $1.2 million of accelerated accretion of discount on the TCPP preferred shares repurchased during third quarter of 2011.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 761	$ 762	$ 852	$ 3,369	$ 3,291
Investment advisory and management fees	478	549	487	2,109	1,813
Deposit service fees	870	894	893	3,493	3,479
Gain on sales of loans, net	642	408	1,338	2,565	3,170
Securities gains	--	444	--	1,472	--
Gains (losses) on sales of other real estate owned, net	(284)	42	(202)	(375)	(835)
Earnings on cash surrender value of life insurance	413	331	357	1,446	1,331
Credit card fees, net of processing costs	103	179	28	501	259
Other	913	726	925	2,882	2,898
Total noninterest income	$ 3,896	$ 4,335	$ 4,678	$ 17,462	$ 15,406

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 7,884	$ 7,652	$ 6,974	$ 30,365	$ 27,843
Occupancy and equipment expense	1,281	1,360	1,325	5,298	5,472
Professional and data processing fees	1,122	1,077	1,145	4,461	4,525
FDIC and other insurance	549	579	953	2,698	3,528
Loan/lease expense	388	840	(1)	2,161	1,658
Advertising and marketing	452	277	352	1,289	1,054
Postage and telephone	234	242	254	937	1,004
Stationery and supplies	136	123	112	517	491
Bank service charges	201	186	136	726	420
Prepayment fees on Federal Home Loan Bank advances	--	--	--	832	--
Other-than-temporary impairment losses on securities	--	--	--	119	114
Losses on lease residual values	--	--	--	--	617
Other	404	437	509	1,590	1,823
Total noninterest expense	$ 12,651	$ 12,773	$ 11,759	$ 50,993	$ 48,549

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,755,471	4,866,692	4,608,733	4,724,781	4,593,096
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	100,825	117,914	12,926	64,245	25,146
Adjusted weighted average shares (b)	4,856,296	4,984,606	4,621,659	4,789,026	4,618,242

(a) Denominator for Basic Earnings Per Share.
(b) Denominator for Diluted Earnings Per Share.
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745